Exhibit 4.8

DEED OF TERMINATION
relating to
SHARE PURCHASE AGREEMENT

THIS DEED OF TERMINATION ("Deed") is made as a DEED on 2 February 2021

BETWEEN:

1.

FASTEN CY LIMITED, a limited liability company incorporated and existing under the laws of the Republic of Cyprus under registration number HE 355819, having its registered office at Afentrikas 3, Office 302, 6018, Larnaca, Cyprus; and

2.

MLU B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 69160899,

(each a "Party" and together the "Parties").

WHEREAS:

(A)	The Parties entered into a share purchase agreement, dated 14 July 2019 (as amended on 16 March 2020, 3 April 2020 and 1 August 2020) (the "Original SPA").
(B)	The Parties wish to hereby terminate the Original SPA on the terms of this Deed.

IT IS AGREED as follows:

1.	Interpretation
1.1	Unless otherwise defined herein or the context otherwise requires, words and terms defined in the Original SPA shall have the same meanings when used in this Deed and the rules of interpretation set out in the Original SPA shall apply to this Deed.
2.	Termination
2.1	The Original SPA is hereby terminated in its entirety with effect from the date of this Deed.
2.2	On termination of the Original SPA in accordance with Clause 2.1, all provisions of the Original SPA, including any which are expressly stated in the Original SPA as surviving its termination (including, without limitation, clause 22.12.2(a) of the Original SPA) or which might otherwise have done so by implication, shall automatically terminate and cease to have force and effect.

2.3	With effect from the termination of the Original SPA in accordance with Clause 2.1 and to the fullest extent permitted by applicable law, each Party:
(a)	fully, finally, irrevocably and unconditionally releases and discharges the other Party from all its obligations and liabilities arising under or in connection with the Original SPA (whether past, present or future, and whether actual, contingent or otherwise);
(b)	confirms to the other Party that it has no claim or right to claim against such Party arising out of, in relation to or in connection with the Original SPA, and if (and if so, to the extent that) it has any such claim or right to claim, it fully, finally, irrevocably and unconditionally waives such claim or right to claim whether or not it is currently aware of such claim or right to claim (and this Deed shall and does hereby constitute full, final and irrevocable settlement of any such claim); and
(c)	covenants and undertakes to the other Party that it shall not (i) sue, commence (or cause to be commenced) or pursue against such Party any action, suit, claim or any other proceeding in any jurisdiction arising out of, in connection with or relating to any of the matters released and discharged pursuant to Clause 2.3(a) or any claim or right to claim referred to in Clause 2.3(b), or otherwise enforce any of the foregoing; or (ii) request, assist or encourage in any way any person to take any of the actions described in Clause 2.3(c)(i) above, save that the release and discharge set out in Clause 2.3(a) shall not apply to the Parties' obligations under this Deed.

2.4	Each Party agrees that no fault or breach of the Original SPA shall be construed or implied by this Deed.
3.	Miscellaneous
3.1	Each Party confirms that it has not assigned or otherwise transferred (or purported to assign or transfer) any of its rights under the Original SPA.
3.2	This Deed may be electronically signed, and may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when duly executed shall constitute an original of this Deed, but all the counterparts shall together constitute the same agreement.
3.3	This Deed (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England.
3.4	The courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of, or in connection with, this Deed (including non-contractual disputes or claims). Accordingly, any proceedings relating to, or in connection with, this Deed (including non-contractual disputes or claims) may be brought in such courts.

This Deed has been duly executed by the Parties (or their duly authorised representatives) and delivered as a deed on the date written at the start of this Deed.

SIGNATURE PAGES – DEED OF TERMINATION

EXECUTED and DELIVERED as a DEED by MLU B.V. a company incorporated in the Netherlands, acting by	) ) ) )	/s/ Philipp Lebedev
Philipp Lebedev	)
Managing Director B,	)
who, in accordance with the laws of that	)
territory, is acting under the authority of	)
the company in the presence of:	)

Signature of witness		/s/ Galitskaya Albina

Name of witness
(in BLOCK CAPITALS)		GALITSKAYA ALBINA

Address of witness		……………………………..…………………
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Occupation of witness		……………………………..…………………

EXECUTED and DELIVERED as a DEED by FASTEN CY LIMITED a company incorporated in Cyprus, acting by	) ) ) )	/s/ Michail Louca /s/ Anna Andreou
Michail Louca, Anna Andreou	)
Managing Director,	)
who, in accordance with the laws of that	)
territory, is acting under the authority of	)
the company in the presence of:	)

Signature of witness		/s/ Georgia Christov

Name of witness
(in BLOCK CAPITALS)		Georgia Christov

Address of witness		……………………………..…………………
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Occupation of witness		……………………………..…………………

Signature Page – SPA Deed of Termination